Exhibit 99.1
VERMILLION ANNOUNCES FIRST QUARTER 2008 FINANCIAL RESULTS AND BUSINESS PROGRESS
— Company Focused on Commercialization in 2008 —
FREMONT, Calif., May 15, 2008 – Vermillion, Inc. (Nasdaq: VRML), a molecular diagnostics company, today announced financial results for the first quarter ended March 31, 2008, and provided an update on recent corporate and clinical developments.
“During the first quarter of 2008, we demonstrated significant clinical and commercialization progress in each of our diagnostic programs. These programs target significant unmet clinical needs and present attractive revenue opportunities. It is an exciting time as we explore strategic business development options that are synergistic with our Quest Diagnostics’ alliance,” said Gail Page, President and CEO of Vermillion.
The Company plans to finalize its clinical study examining the Ovarian Tumor Triage Test, now named OVA1™, and submit OVA1 to the U.S. Food and Drug Administration (FDA) in the second quarter of this year. Additionally, Vermillion is working on clinical studies and building market awareness of the PAD blood test, now named VASCLIR™ the PAD test. Throughout the remainder of 2008, the Company will focus on commercialization efforts.
First Quarter 2008 Financial Results
As a result of the November 13, 2006 sale of its former instrument business to Bio-Rad Laboratories, the Company does not anticipate significant revenue until its diagnostic tests are commercialized. During the first quarter of 2008, products revenue of $5,000 was generated from the sale of thrombotic thrombocytopenic purpura (“TTP”) test component materials to The Ohio State University Research Foundation (“OSU”).
Total operating expenses decreased in the first quarter of 2008 to $4.6 million, from $5.7 million in the same period last year. The decrease was due primarily to restructuring of personnel and reduced general and administrative expenses.
The Company’s net loss for the first quarter of 2008 was $4.8 million, compared to $6.0 million for the same period in 2007. Basic and diluted net loss for the first quarter of 2008 was $0.76 per share based on 6.38 million total shares outstanding, compared to a basic and diluted net loss of $1.54 per share based on 3.92 million total shares outstanding for the same period in 2007. Earnings per share calculations are on a post reverse stock split basis.
At March 31, 2008, the Company’s cash, short- and long-term investments totaled $14.3 million, compared to $20.4 million at December 31, 2007. Net cash used in operating activities in the first quarter of 2008 was $5.5 million. The semi-annual payment of interest of approximately $0.6 million on the senior convertible note is due during the first and third quarters, which results in higher net cash outflows for these quarters. Vermillion continues to diligently manage expenses and cash utilization.

Recent Highlights and Accomplishments
During the first and into the second quarter of the year, Vermillion achieved numerous milestones in its three leading diagnostic programs and continued to progress in its corporate development efforts.
•	PAD Diagnostic Program
o	Established a clinical steering committee to provide advice on studies to support registration of VASCLIR with the FDA and to further potential market adoption.

o	Presented data from a study providing further confirmation that the Company’s test may aid in the diagnosis of PAD. The research, which was presented at the American College of Cardiology 57th Annual Scientific Session, suggests that such a test may be useful in helping determine a patient’s risk for developing PAD.

o	Further bolstered Vermillion’s intellectual property by advancing the Company’s license agreement with Stanford University to an exclusive level. The license from Stanford covers the development and commercialization of a biomarker panel used to assess the risk of PAD.

o	Hosted a roundtable teleconference focusing on Vermillion’s PAD diagnostic program and the need for improved detection of this life- and limb-threatening condition. The teleconference featured keynote speaker John Cooke, M.D., Ph.D., Professor of Medicine at Stanford University, whose research forms the basis of Vermillion’s VASCLIR test.

o	Conducted market-development activities, including working with the PAD Coalition and implementing an online physician survey to gather market-based information, helping to define the Company’s commercialization strategy and broaden future clinical use of VASCLIR.
•	Ovarian Cancer Diagnostic Program
o	Continued to make progress with the clinical study evaluating OVA1 and plan to submit to the FDA in the second quarter.

o	Presented data from several studies demonstrating the benefits of the Company’s ovarian cancer diagnostic test programs at the Society of Gynecologic Oncologists’ (SGO) 39th Annual Meeting on Women’s Cancer. The data suggest that use of Vermillion’s tests could help better identify women with early-stage ovarian cancer and improve detection.

o	Received the distinguished SGO Basic Science Poster Award for its abstract, “Prospective independent validation of a marker panel for distinguishing benign from malignant pelvic masses.”
•	Hematology Diagnostic Program
o	Reported findings from an OSU clinical study that indicated that a SELDI-TOF-based TTP diagnostic test, which already has been commercially launched as a laboratory developed test by the institution, also could be used to help estimate the risk of TTP relapses during clinical remission. The data – published in the online edition of the British Journal of Haematology –indicate that use of the test may provide a novel screening strategy to identify patients who may benefit from prophylactic treatment to help prevent relapse of this serious blood disorder.
•	Corporate Developments
o	Appointed John F. Hamilton, former vice president and chief financial officer of Depomed, Inc., to the Vermillion Board of Directors and to serve as chairman of the Audit Committee of the Board.

o	Received issuance of U.S. Patent No. 7,341,838 for the discovery of novel forms of brain natriuretic peptide (BNP), which could potentially improve upon the current standard of care in diagnosing and treating cardiovascular disease. The discovery could ultimately lead to the development of an improved, next-generation assay that might provide physicians with additional, valuable information to stratify patients at risk for cardiovascular disease.

o	Renewed a long-standing collaboration with Johns Hopkins University on the development of novel biomarkers that can be applied toward disease detection, classification and monitoring of prevalent cancers, including ovarian, breast and prostate. Vermillion will have access to exclusive commercial rights to the discoveries made through the partnership.

o	Vermillion’s stockholders and board of directors approved a 1 for 10 reverse stock split of the Company’s common stock, which became effective at the close of trading on March 3, 2008.
About Vermillion
Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in oncology, hematology, cardiology and women’s health. Vermillion is based in Fremont, California. Additional information about Vermillion can be found on the Web at http://www.vermillion.com.
Forward Looking Statements - This news release contains forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions. These forward-looking statements are based on Vermillion’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. There are no guarantees that Vermillion will succeed in its efforts to commercialize PAD, ovarian cancer or hematology diagnostics products in 2008 or during any other period of time. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty in obtaining intellectual property protection for inventions made by Vermillion; (2) unproven ability of Vermillion to discover, develop, and commercialize PAD, ovarian cancer or hematology diagnostic products based on findings from its disease association studies; (3) unproven ability of Vermillion to discover or identify new protein biomarkers and use such information to develop PAD, ovarian cancer or hematology diagnostic products; (4) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its PAD, ovarian cancer or hematology diagnostic products; (5) uncertainty of market acceptance of its PAD, ovarian cancer or hematology diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third party payors such as private insurance companies and government insurance plans; and (6) other factors that might be described from time to time in Vermillion’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion’s expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law.

Investors:
Sue Carruthers
Vermillion, Inc.
510-505-2233
Media:
Daryl Messinger
WeissComm Partners
415-946-1062
- Financial statements follow -

Vermillion, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31,	December 31,
	2008	2007 (1)
Assets
Current assets:
Cash and cash equivalents	$8,283	$7,617
Short-term investments, at fair value	—	8,875
Accounts receivable	51	19
Prepaid expenses and other current assets	1,481	1,064

Total current assets	9,815	17,575

Property, plant and equipment, net	1,630	1,938
Long-term investments, at fair value	6,043	3,902
Other assets	67	638

Total assets	$17,555	$24,053

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,648	$2,975
Accrued liabilities	2,588	3,595
Current portion of convertible senior notes, net of discount	2,482	2,471

Total current liabilities	7,718	9,041

Long-term debt owed to related party	10,000	10,000
Convertible senior notes, net of discount	16,242	16,196
Other liabilities	150	278

Total liabilities	34,110	35,515

Stockholders’ deficit:
Common stock	6	6
Additional paid-in capital	228,067	227,895
Accumulated deficit	(243,988)	(239,142)
Accumulated other comprehensive loss	(640)	(221)

Total stockholders’ deficit	(16,555)	(11,462)

Total liabilities and stockholders’ deficit	$17,555	$24,053

(1)	The condensed consolidated balance sheet at December 31, 2007, has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Vermillion, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Revenue:
Products	$5	$—
Services	48	21

Total revenue	53	21

Cost of revenue:
Products	2	—
Services	20	15

Total cost of revenue	22	15

Gross profit	31	6

Operating expenses:
Research and development	1,875	1,990
Sales and marketing	893	477
General and administrative	1,827	3,197

Total operating expenses	4,595	5,664

Loss from operations	(4,564)	(5,658)
Interest and other income (expense), net	(332)	(383)

Loss before income taxes	(4,896)	(6,041)
Income tax benefit (expense)	50	(6)

Net loss	$(4,846)	$(6,047)

Loss per share - basic and diluted (1)	$(0.76)	$(1.54)

Shares used to compute basic and diluted loss per common share (1)	6,380,188	3,923,291

(1)	Adjusted for March 4, 2008, 1 for 10 reverse stock split.